EXHIBIT 99.1

July 1, 2008

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION ADDED TO RUSSELL MICROCAP INDEX

MIDLAND, TEXAS, July 1, 2008 - Mexco Energy Corporation (AMEX: MXC) today announced it has been added to the Russell Microcap Index after the Russell Investment Group reconstituted its comprehensive set of U.S. and global equity indexes on June 27, 2008.

Russell indexes are widely used by investment managers and institutional investors for both index funds and as benchmarks for passive and active investment strategies. The Company will hold its membership until Russell reconstitutes its indexes in June 2009.

“We are pleased with our inclusion in this index, which reflects our continued positive momentum,” said Nicholas C. Taylor, Chief Executive Officer of Mexco Energy Corporation. “Russell is an industry leader for stock indexes, and we expect our inclusion will generate greater interest in our stock among institutional investors.”

The annual reconstitution of the Russell Microcap Index captures the 1,000 smallest U.S. stocks in the Russell 2000, plus the next 1,000 stocks as of the end of May.

Russell Investment Group aims to improve financial security for people by providing strategic advice, world-class implementation, state-of-the-art performance benchmarks, and a range of institutional-quality investment products. With more than $200 billion in assets under management, Russell serves individual, institutional and advisor clients in more than 40 countries. For more information on Russell indexes, go to www.russell.com.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

Mexco Contact:
Tammy L. McComic, Vice President and Chief Financial Officer,
mexco@sbcglobal.net, (432) 682-1119